SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[  ]           Preliminary Proxy Statement
[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]           Definitive Proxy Statement
[  ]           Definitive Additional Materials
[X]           Soliciting Material under Rule 14a-12

BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in its Charter)

Nicholas J. Swenson
Groveland Capital LLC
Groveland Hedged Credit Fund LLC
Groveland Master Fund Ltd.
Seth G. Barkett
Thomas R. Lujan
James W. Stryker
Ryan P. Buckley
Stephen J. Lombardo III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]           No fee required.

[  ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Filed by Groveland Group
The Groveland Group (as defined herein) was recently quoted in a news article.  A copy of the news article is attached hereto.  The news article is being filed herewith under Rule 14a-12 of the Securities Exchange Act of 1934, as amended, by the Groveland Group (as defined herein).  The Groveland Group is not affiliated with the publication or the author of the news article, and does not endorse or make any representations or warranties concerning the news article.  The consent of the author and the publication to file the news article under Rule 14a-12 was neither sought nor obtained.

Important Information

This filing is not a solicitation of a proxy from any security holder of Biglari Holdings Inc. (the “Company”).  The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, Seth G. Barkett, Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley as nominees to the Company’s board of directors and presently intends to solicit votes for the election of Nicholas J. Swenson, Seth G. Barkett, Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

 Participants in Solicitation

The “Groveland Group” currently consists of the following persons who will be participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Notice of Intent to Nominate Directors and Submit Nominees for Election that the Groveland Group sent to the Company on November 21, 2014, as filed with the SEC on that same date, which is incorporated herein by reference.

Indianapolis Star
January 18, 2015

Steak ‘n Shake-up looming?

Investor launches effort to oust parent firm’s CEO Biglari

Jeff Swiatek

jeff.swiatek@indystar.com

Sardar Biglari knows what it’s like to mount a fight for control of a public company. He did it in 2008 to take over Indianapolis fast-food chain Steak ‘n Shake. And he’s been at it for more than three years at Cracker Barrel Old Country Store Inc.

Now the 37-year-old native Iranian businessman finds himself on the other side of the barricades. A Minneapolis investor named Nick Swenson wants to dump Biglari and the five other directors at Biglari Holdings, a San Antonio company whose diverse holdings include Steak ‘n Shake, the Western Sizzlin chain, a trucking insurance company and Maxim men’s magazine.

Biglari, however, has an unusual weapon to fend off any challenge: his name.

In 2013, the company’s board decided to put Biglari’s name on Steak ‘n Shake restaurant signs all over the country and abroad. Now, ousting Biglari would trigger an anti-takeover measure that would force the company to pay him potentially tens of millions of dollars for the use of his name, even though it’s hardly a known brand.

The maneuver suggests the coming fight for control of the company will be a bitter one. The most sought-after asset will be Steak ‘n Shake and its 540 restaurants, which have become a consistent profit generator under Biglari.

“It could potentially get extremely ugly,” said Steve White, managing partner of Castle Union Partners hedge fund in Chicago who follows Biglari Holdings. “And it’s probably going to get very messy from a legal standpoint.”

Biglari is a brash businessman who has become known for imitating some of the business practices of billionaire investor Warren Buffett. (His holding company bears the same initials as Buffett’s Berkshire Hathaway and its website design is almost identical. The similarities go on from there, down to Biglari’s use of a sidekick mentor, like Buffett’s Charlie Munger.) Swenson, 45, is the founder and CEO of Groveland Capital LLC, a six-year-old investment advisory firm in Minneapolis. He said he intends to run a slate of six candidates, including himself, to replace Biglari’s current board. His securities filing says he controls 3,000 Biglari shares, or less than 1 percent.

Swenson has yet to file a notice for Biglari shareholders outlining his arguments for electing a new board. The vote will come at Biglari Holdings’ annual shareholders meeting on April 9 in New York City.

Swenson said he wouldn’t talk in detail about his actions, but issued this statement: “We are in this contest to drive shareholder value; we are shareholders ourselves. We want to be known as committed, reform-minded shareholders. We are standing up for better corporate governance.”

Biglari hasn’t publicly talked about Swenson’s November proxy filing and he didn’t return a call for comment. But he has reacted to Swenson’s move — with a counterpunch.

Last month Biglari spent about $16 million to buy significant stock positions in two small companies in which Swenson serves as a director and his investment firm is a major shareholder. The companies are Air T, an aviation company in Maiden, N.C., and Insignia Systems, an in-store marketing products company in Minneapolis.

Biglari’s stock-buying retaliatory move gives him the ability to be a thorn in the side of Swenson.

“In other words,” said an article on the Nation’s Restaurant News website, “Sardar Biglari is going activist against his own activist.”

Swenson faces difficult odds in his proxy battle, say some investors and others who are following the developing fight.

One hedge fund investor said that Swenson needs to acquire significantly more shares or align himself with major Biglari Holdings investors in order to persuade shareholders that his proxy fight is credible.

Swenson also has to face the fact that dumping Biglari could come at a cost that shareholders can’t swallow: the huge potential payouts to Biglari under the licensing agreement. Under the deal, Biglari doesn’t collect a dime in royalties unless he’s forced out as chairman and CEO by a change in control at Biglari Holdings. If that happens, Biglari pockets 2.5 percent of Steak ‘n Shake’s gross revenues for a time period of up to 10 years. The payout exceeds Steak ‘n Shake’s profit margin last year of 2.3 percent ($18 million on revenue of $766 million).

Companies with a well-known owner or CEO, such as Martha Stewart Living Omnimedia, often license their names. But Biglari is hardly a household name, so paying him millions of dollars to use it is unusual.

Biglari Holdings acknowledges in its proxy report to shareholders last year that it is part of a poison pill so potent that “a material adverse effect on our business could occur” if Biglari is forced out.

The proxy contest faces another big challenge. Over the past several years, Biglari and his board have moved much of the profits from Steak ‘n Shake and other holdings into two hedge funds controlled by Biglari. Much of the cash went to buy shares in Biglari Holdings. In that way, Biglari now controls 18 percent of its shares and counting (he’s been snapping up more shares in the last few weeks).

White said it’s highly unusual for a company to invest its cash through hedge funds controlled by its CEO. “I’ve never seen or heard any company ever doing it,” he said.

The arrangement means that even if Biglari Holdings’ board is swept out and management replaced, the new board might not be able to access some $600 million in cash and investments controlled by Biglari through the hedge funds. Biglari, whose pay at Biglari Holdings is capped at $10 million, also is in line to receive separate compensation, which could run into the millions of dollars, for overseeing the hedge funds.

Mario Gabelli, chief investment officer for Gamco Investors in Rye, N.Y., which owns 8.7 percent of Biglari Holdings, said he questions the hedge fund setup.

“Does that pass the smell test? That is an issue, no question,” he said. Gabelli said paying Biglari to run a hedge fund on the side “is out of the bell-shaped curve for how a CEO should be compensated.”

Biglari and his board also are fighting two shareholder lawsuits. They were filed in 2013 and consolidated in federal court in Indianapolis. A judge is considering a motion by the Biglari directors to dismiss the complaints.

The lawsuits accuse the Biglari board of breach of fiduciary duty, waste of corporate assets and other charges. The board “has elected to concentrate its efforts on pushing through various measures to cement Biglari’s control over the company instead of focusing on maximizing shareholder value,” one of the lawsuits says.

Shareholders have already expressed their unhappiness with the way Biglari is compensated. In 2013, they soundly rejected his compensation package in a non-binding “say on pay” vote. Biglari in 2013 received total compensation of $10.9 million, more than the $9.5 million paid to the CEO of McDonald’s, the nation’s largest restaurant chain, according to an analysis by Restaurant Finance Monitor.

Some investors see Biglari Holdings as an undervalued stock that could jump in value if Biglari is removed and the “poison pill” payout can be avoided.

The 2 million shares of stock were trading last week at about $410 a share, giving the company a total worth of about $820 million. But company assets appear be worth at least double that.

One investment fund manager said the company owns about $640 million worth of Cracker Barrel stock, has more than $100 million cash on hand, and the value of Steak ‘n Shake at current earnings easily tops $700 million. In addition, there’s tens of millions of dollars in value for Western Sizzlin, the insurance company and Maxim.

“I wouldn’t be buying it if I didn’t” think it was undervalued, Gabelli said of Biglari Holdings stock.

But Gabelli said he wasn’t sure if his firm would back the effort to replace the current board members. They include Phil Cooley, Biglari’s former professor at Trinity University in Texas who is his sidekick-mentor; his attorney, Kenneth Cooper; a Michigan business consultant; an ex-CEO of Rite Aid Corp.; and a professor of management at University of Michigan-Flint. All are in their late 60s or early 70s.

Gabelli said last week he hadn’t been approached by Swenson’s group seeking Gamco’s support in the proxy battle. Gamco isn’t inclined to give it, he said.

“Unless somebody has an overwhelming case, ”he said,“ we vote for the incumbents.”

******